SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  November 23, 1994




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)








Registrant's telephone number, including area code:(415) 973-7000






Item 5.  Other Events

A.      California Public Utilities Commission Proceedings

        1.      Electric Industry Restructuring

As previously disclosed, in April 1994, the California Public Utilities Commission (CPUC) issued an order instituting a rulemaking and an investigation (OIR/OII) on electric industry restructuring. The proposal, which is subject to comment and modification, involves two major changes in electric industry regulation. The first would move electric utilities from traditional ratemaking to performance-based ratemaking. The second would unbundle electric services and provide electric utility retail customers the option to choose from a range of electric generation providers, including utilities ("direct access").

On November 18, 1994, the Company filed testimony with the CPUC on uneconomic assets and obligations which would result from the CPUC's proposed electric industry restructuring. The testimony was filed in compliance with an order issued by the CPUC in October 1994. In that order, the CPUC also set hearings for December 14 through December 22, 1994 to obtain information on the nature and magnitude of utility assets and obligations which potentially may be rendered "above-market" by the transition to market-based pricing for generation under a direct access framework. The CPUC has proposed that such stranded costs of utility generating assets be recovered through a "competition transition charge" (CTC).

The Company's testimony, among other things, identifies and defines the cost elements which must be included in the CTC, describes the method used to calculate those costs, provides preliminary estimates of the transition costs and discusses options for allocating and recovering transition costs.

The Company defines the CTC as that portion of the Company's generation-related assets and obligations which would not be recovered if rates for power were set at competitive market prices. The Company identified the following categories of CTC: (i) Company-owned generation assets and non-qualifying facility (QF) obligations; (ii) QF power purchase obligations, and (iii) generation-related regulatory assets. As defined by the Company, the CTC does not include the costs of existing social, energy efficiency and environmental programs or the costs of decommissioning existing fossil, nuclear and geothermal generation facilities. These costs, which reflect ongoing public policy commitments, will continue beyond the transition period and should be recovered through a separate charge applicable to all consumers of power.

The Company's testimony describes each of the three elements of the CTC, and provides annual estimates of each over various amortization periods. See the table set forth below. The ranges in the table illustrate the high degree of uncertainty in forecasting the CTC over the long term due to uncertainty in future market prices. The portion of the CTC related to Company-owned generation assets and long-term non-QF power purchase commitments which were entered into in lieu of direct investment in Company-owned facilities was determined by comparing the estimated future revenue requirement of the portfolio with the revenue generated based upon the range of assumed market prices (a range of 4 cents per kilowatthour plus or minus 20 percent for baseload generation). The estimated future revenue requirement related to the Diablo Canyon Nuclear Power Plant was determined assuming the prices in the Diablo Canyon Rate Case Settlement. The CTC estimate for above-market QF power purchase obligations was derived by comparing the estimated future revenue requirement associated with the Company's agreements with QF power suppliers with the revenue generated based upon the range of assumed market prices.
Regulatory assets represent the deferred recovery component of prudent utility obligations and expenditures incurred in the past that are scheduled for recovery through rates in the future. The CTC estimates provided by the Company include the portion of the regulatory assets which are attributable to the Company's electric generation operations.

                         PRELIMINARY COMPETITION TRANSITION CHARGE ANNUAL ESTIMATES<F1>
                        USING AMORTIZATION PERIODS FROM ASSIGNED COMMISSIONERS' RULING
                _____________________________________________________________________________

                             Levelized         Levelized         Levelized         Levelized
                             Recovery          Recovery          Recovery          Recovery Over
Line                         Over 6 Years      Over 9 Years      Over 12 Years     Remaining Life
No.   Category of CTC        ($ billion)       ($ billion)       ($ billion)       ($ billion)
- ------------------------------------------------------------------------------------------------------
                                 (A)               (B)               (C)               (D)
                              ------------------------------------------------------------------------

1     Utility-Owned
      Generation Assets and
      Non-QF Obligations<F2>  0.1 to 2.8        0.1 to 2.1        0.1 to 1.8<F3>     0.1 to 1.4

2     QF Power Purchase
      Obligations<F2>         0.45 to 0.89      0.34 to 0.67      0.28 to 0.56      0.20 to 0.39

      Regulatory Assets:
 3    Unrecovered ECAC
      Balance                    <F4>
 4    Other Generation-
      Related Regulatory
      Assets                     0.15               0.11              0.09               0.07
- -------------------------

<F1>
*          The calculations presented in the filing are based on numerous assumptions, variables and estimates of future prices, energy supplies and economic trends.  The range of transition costs shown should be viewed only as preliminary estimates.
<F2>
**         Range based on different assumptions around market price.
<F3>
***        Under the Company's June 1994 proposal for a 12-year phase-in of direct access, the Company would not seek CTC recovery of Company-owned generation and non-QF obligations.
<F4>
****       Balance expected to net to zero within this recovery period.

In its testimony, the Company referred to its June 1994 proposal for recovery of CTC which blended the need for assured recovery of above-market assets and obligations with a reasonable timetable for achieving the transition to customer choice through direct access. Under the Company's proposal to phase in direct access over 12 years, the Company would not seek CTC recovery of Company-owned generation and non-QF obligations, and the Company would bear the risk of recovery under existing ratemaking structures of that portion of its generation-related assets and non-QF obligations allocated to direct-access eligible customers. If the CPUC adopts a shorter transition period for direct access, the Company indicates that it would seek recovery of its above-market generating asset portfolio as part of the CTC.

Under the Company's proposal, the CTC would be updated each year to incorporate the most recent forecast of the market price for the next year and any undercollections or overcollections of the CTC in the previous year.

With regard to collecting the CTC, the Company asserts that the CTC should be unbundled from utility transmission and generation services as a separate surcharge, and should be collected in such a manner that it is assessed to all customers interconnected to the utility system. The Company proposes that the CTC be collected through a separate line item on customers' bills that would effectively be a customer interconnection charge, payable as a pre-condition for continued interconnection to the utility's local transmission and distribution facilities. The Company notes that it may also be necessary to assess exit charges to prevent customers from avoiding the CTC through complete distribution/transmission bypass.

        2. Restructuring of Gas Supply Arrangements - Recovery of Interstate Transportation Demand Charges

Pursuant to Federal Energy Regulatory Commission (FERC) rules on capacity relinquishment and release and the CPUC's capacity brokering program, the Company makes available for brokering all its interstate pipeline capacity not needed for core or core subscription service. The Company began brokering its capacity on the El Paso Natural Gas Company (El Paso) and Pacific Gas Transmission Company (PGT) systems effective August 1, 1993 and November 1, 1993, respectively.

Interstate transportation service which cannot be marketed at the full rates results in unrecovered demand charges. Under its brokering rules, the CPUC has authorized the use of an Interstate Transition Cost Surcharge (ITCS) balancing account for unrecovered demand charges associated with interstate pipeline obligations in existence at the time the decision creating the ITCS was issued in November 1991. To the extent the Company is unable to broker its firm interstate capacity above core and core subscription reservations at the full as-billed rate, or to broker such capacity at all, the Company has been authorized to accumulate unrecovered demand charges for firm transportation service from El Paso and PGT in the ITCS account for later review and allocation among customer classes. The firm transportation demand charges associated with the Company's total firm capacity on El Paso and PGT are approximately $130 million per year and $50 million per year, respectively. The firm transportation agreements with El Paso and PGT run through December 31, 1997 and October 31, 2005, respectively.

On June 27, 1994, the Company filed an application seeking recovery of $60.7 million, which represents the revenue requirement for the estimated amount accrued in the ITCS account for the period August 1, 1993, through August 31, 1994. The Company's application sought to have the $60.7 million recovered in non-core rates over a 12-month period beginning September 1, 1994.

On November 9, 1994, the CPUC issued a decision in this proceeding indicating that it did not have a sufficient record to resolve contested issues regarding the total amount of the Company's stranded costs of interstate pipeline capacity to allocate to noncore customers. However, citing the fact that legitimate stranded costs continue to accrue at a substantial rate, the decision authorizes the Company to increase rates to all noncore customers on December 1, 1994 through a rate designed to collect $30 million of the requested amount on an interim basis, subject to refund should ITCS costs prove to have been caused by improper acts of the Company. The CPUC also set the matter for hearing at the earliest practicable date to consider protests filed by El Paso.
El Paso contends that the Company is inducing customers from the El Paso pipeline system to the Company's Expansion Project by discounting rates on the Expansion Project and recouping those discounts through the ITCS. The Company expects to seek recovery of the balance of the ITCS amounts originally sought, either in the hearing on this matter or in the Company's pending Biennial Cost Allocation Proceeding.

        3.      Energy Cost Adjustment Clause

On November 21, 1994, the assigned Administrative Law Judge (ALJ) issued a proposed decision in the Company's Energy Cost Adjustment Clause (ECAC) proceeding which, if adopted by the CPUC, would adopt a forecast of the Company's electric operations and costs for 1995. The proposed decision adopts virtually every one of the Company's proposals, both in the forecast of electric operations, and in the implementation of a continuation of the Company's electric rate freeze and associated deferral of collection of an undercollection in the ECAC balancing account.

The proposed decision adopts all of the Company's proposals to continue the electric rate freeze currently in effect, including a $157 million ECAC increase to be offset by an attrition base rate decrease, an early refund of $83 million in Customer Energy Efficiency (CEE) program dollars collected from ratepayers but not spent in 1993 and 1994, and deferral of collection of approximately $470 million of ECAC costs forecasted to be undercollected as of December 31, 1995. In granting the deferral, the proposed decision would continue imposition of the three conditions placed on the first deferral in last year's proceeding: (i) reinstatement of the Annual Energy Rate (AER) mechanism, which places shareholders at risk for nine percent of any deviations from forecasted operations,
(ii) no interest on the estimated revenue requirement deferral, and
(iii) written notification to all parties if the Company forecasts that rates would need to rise an additional five percent to amortize the undercollection.

The proposed decision agreed with the Company that the forgoing of interest on the deferral amount was limited to the adopted deferral amount and not to undercollections resulting from forecast error. The proposed decision would also make it clear that the deferral would not be considered a transition cost in any restructuring of the electric industry, but could be separately collected from the customers receiving electric service during the period in which the deferred amounts were incurred. Finally, the proposed decision notes that the deferred amount should be amortized before any system-wide rate reductions are proposed or adopted.

A final CPUC decision is expected on December 21, 1994.

        4.      1995 Cost of Capital Proceeding

On November 22, 1994, the CPUC announced its decision in the Company's 1995 cost of capital proceeding authorizing a return on common equity of 12.10%. This represents an increase from the 11.00% return on common equity allowed in 1994. The higher return on common equity is intended to recognize increased interest rates as well as increased risks associated with the CPUC's rulemaking and investigation on electric industry restructuring in California. The decision authorizes a utility capital structure of 48.00% common equity, 5.50% preferred stock and 46.50% long-term debt, which represents an increase from 47.50% in the current equity component of the Company's capital structure. When combined with the authorized costs of debt and preferred stock, the 12.10% return on equity results in an overall return on rate base of 9.79% for 1995, compared with the 9.21% authorized for 1994.

The decision will increase revenue requirements by approximately $104 million for electric rates and $33 million for gas rates, effective January 1, 1995. However, consistent with the Company's current electric rate freeze, the electric revenue increase authorized in this proceeding would be offset by a decrease in base revenues, such that electric rates would not increase through the end of 1995.

B.      PGT/PG&E Pipeline Expansion Project - Other Competitive
        Interstate Pipeline Projects

As previously disclosed, in March 1993, Mojave Pipeline Company (Mojave) filed a request seeking FERC authorization for construction of a 475 million cubic feet per day (MMcf/d) transportation-only pipeline expansion of its interstate natural gas pipeline. Mojave indicated that it intends to place the proposed expansion into service by January 1, 1996. The expansion would extend Mojave's system from its current terminus in Bakersfield, California, through California's Central Valley to Sacramento and the San Francisco Bay Area. Mojave's filing indicated that 433 MMcf/d of the firm service capacity provided by the proposed expansion would be provided to customers located in the Company's service territory, with approximately 257 MMcf/d of that amount to be used to provide gas service that currently is not provided by the Company. The remaining 176 MMcf/d represents service to customers currently served by the Company.

In 1993 and the first half of 1994, the Company made various filings with the FERC challenging the FERC's jurisdiction over Mojave's application and opposing the application on substantive grounds. In these filings, the Company indicated that Mojave's proposed expansion would bypass the Company's existing gas network, taking business from the Company and requiring the Company to spread costs over a smaller customer base. The Company also requested in its filings that the FERC hold an evidentiary hearing to review the merits of Mojave's proposal and to establish a mechanism to reimburse the Company for costs arising from bypass associated with Mojave's proposed expansion.

In July 1994, the Company made a filing with the FERC indicating that the lost revenues resulting from a bypass by the Mojave expansion were estimated to be between $204 million and $223 million over a 15-year period, depending upon which of the four alternate Mojave routes was assumed to be certificated. The Company also requested that the FERC relieve the Company of up to $86 million in charges for El Paso capacity that the Company reserved to meet the needs of the Mojave-targeted customers.

On November 9, 1994, the FERC voted unanimously to approve, with conditions, Mojave's expansion application. On November 18, 1994, the FERC issued its Preliminary Determination on Nonenvironmental Issues, granting Mojave a permit to construct, subject to further environmental review. The FERC order imposes a condition that construction cannot commence until Mojave has binding contracts for 100 percent of the firm pipeline capacity, and instructs Mojave to submit a filing prior to construction showing the configuration of the pipeline system which it intends to construct, as supported by its binding service contracts. The order states that Mojave currently has firm contracts for approximately 200,000 MMBtu per day, which is less than half the project's proposed capacity.

With respect to the Company's request for compensation, the FERC order rejects the Company's claim that the Mojave expansion will result in lost net revenues of between $204 million and $223 million. Instead, the FERC adopts a figure of approximately $5 million per year for 15 years, and finds that this level of costs is not sufficiently large to justify rejection of Mojave's application. It is not clear whether the FERC intends to impose a condition that Mojave compensate the Company for such revenue losses.

With respect to the Company's request for contract demand relief, the FERC order leaves open the possibility that contract demand relief will be granted, but defers ruling on the issue at this time. The order directs the Company, Mojave and El Paso to provide the FERC with additional information explaining whether a connection exists between the Company's obligation to purchase service from El Paso and Mojave's service to the bypassing end-users, and specifying what type and volume of load will be lost by the Company as a direct result of bypass by Mojave.

C.      Diablo Canyon Nuclear Power Plant

        1.      Diablo Canyon Rate Case Settlement

As previously disclosed, in August 1994, the CPUC's Division of Ratepayer Advocates (DRA) filed a petition seeking to modify the CPUC's 1993 order refusing to reconsider the Diablo Canyon Rate Case Settlement (Diablo Settlement). The DRA requested that the CPUC modify its earlier decision for the purpose of reopening the Diablo Settlement to consider modification of the payment methodology included therein. In addition, the DRA recommended that the price paid for electricity generated by the Diablo Canyon Nuclear Power Plant (Diablo Canyon) be frozen at the 1994 price level. On October 19, 1994, an ALJ of the CPUC issued a ruling on the DRA's petition, scheduling a hearing for December 20, 1994 on the DRA's petition, and ordering the parties to submit affidavits and exhibits in support of or opposed to the DRA's motion prior to the hearing.

On November 17, 1994, the ALJ issued an order granting a motion by the Company to delay the hearing pending discussions among the parties which might resolve the issues raised by the DRA's petition without further litigation. The Company's motion was supported by the DRA, the California Attorney General and several other parties representing energy consumers. The Company has commenced discussions with the DRA and the parties representing energy consumers to explore possible changes in the pricing mechanism established by the Diablo Settlement.

The order sets a new hearing date of January 13, 1995, a deadline of December 12, 1994 for the filing of affidavits and exhibits by the DRA and the parties supporting the DRA's position, and a deadline of January 3, 1995 for the filing of affidavits and exhibits by the Company and the parties supporting the Company's position.

        2.      Diablo Canyon License Amendment

As previously disclosed, in July 1992, the Company filed a license amendment request with the Nuclear Regulatory Commission (NRC) to change the operating license expiration dates for both units at Diablo Canyon. Diablo Canyon Units 1 and 2 were originally licensed to operate for 40 years commencing on the date the construction permit for the respective unit was issued, which occurred in April 1968 and December 1970, respectively. In 1982, the NRC determined that the 40-year term of operation for nuclear power plants may instead begin upon issuance of the first operating license. The Company's request sought to utilize that policy change and to extend the operating license expiration date for Units 1 and 2 to September 2021 and April 2025, respectively.

On November 4, 1994, the NRC's Atomic Safety and Licensing Board issued its decision approving the Company's request for a full 40-year operating license for Diablo Canyon.




                         SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY



                                 GORDON R. SMITH
                              By ________________________________
                                 GORDON R. SMITH
                                 Vice President and
                                 Chief Financial Officer



Dated:  November 23, 1994